Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We consent to the use of our report on the statutory financial statements and schedules of Nationwide Life Insurance Company (the Company) as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, included herein. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 (File No. 333-229802).

Our report relating to the Company’s financial statements, dated March 20, 2020, states that the Company prepared its financial statements using statutory accounting practices prescribed or permitted by the Ohio Department of Insurance, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s financial statements are not intended to be and, therefore, are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in accordance with the statutory accounting practices.

/s/ KPMG LLP

Columbus, Ohio

July 15, 2020